STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), dated December 11, 2009, is by and among Cavico Corp., a Delaware corporation (the “Parent”), Cavico Vietnam Company Limited, a company duly organized and existing under the laws of Socialist Republic of Vietnam (the “Purchaser”), and Cavico Mining and Construction JSC, a joint stock company duly organized and existing under the laws of Socialist Republic of Vietnam (the “Seller”) (collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, the Purchaser is a wholly-owned subsidiary of the Parent, a public company listed on the Nasdaq Capital Market;

WHEREAS, the Purchaser conducts its operations through a number of subsidiaries, some of which are entities that are wholly owned while others are partially owned by the Purchaser;

WHEREAS, the Purchaser currently owns 25.5% of the Seller, a company publicly traded in Vietnam on the Ho Chi Minh Exchange under the symbol MCV;

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, ordinary shares upon the terms and conditions set forth herein to bring Purchaser’s ownership interest in Seller to 50%; and

WHEREAS, the Boards of Directors of the Parent, Purchaser and Seller have approved the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the Parties hereto as follows:

ARTICLE 1
SALE AND PURCHASE OF THE SHARES

1.1                      Sale of the Shares.  Subject to the terms and conditions of this Agreement, the Seller shall issue and sell to the Purchaser up to an aggregate of 4,000,000 ordinary shares (the “Shares”).  The Purchaser reserves the right to decrease the number of Shares it purchases from the Seller.

1.2           Closing.  The completion of the purchase and sale of the Shares shall occur at the offices of the Purchaser on the tenth business day following the satisfaction of the conditions set forth in Section 2 or on such later date or at such different location as the parties hereto shall agree in writing (the “Closing”).  At the Closing, the Seller will issue and sell to the Purchaser, and the Purchaser will buy from the Seller, upon the terms and conditions hereinafter set forth, 4,000,000 Shares at a purchase price of 80% of average daily closing price on the HOSE Exchange for ten days before the date which the Seller makes this information public in; provided that the purchase price shall not be lower than book value per share of 16,894 VND/share and shall not exceed 21,000VND/share) per share (the “Purchase Price”).  At the Closing, the Seller shall deliver to the Purchaser one or more stock certificates registered in the name of the Purchaser, in such nominee name(s) as designated by the Purchaser.

1.3           Consideration for the Shares. The Seller is transferring the Shares to the Purchaser in consideration of the conversion of intercompany debt owed to the Purchaser by the Seller or cash, at the Parent’s discretion.

ARTICLE 2
CONDITIONS PRECEDENT

2.1           The obligations of Parties under this Agreement are subject to the satisfaction of the following conditions on or before Closing:

(a)  each of the representations and warranties of the Seller and Purchaser made herein shall be accurate in all respects as of the date of this Agreement and as of the Closing;

(b)  the Seller shall obtain the stockholder approval; and

(c)  the Purchaser shall provide an opinion from Vietnamese counsel to the Seller that the sale of Shares shall not be prohibited by any applicable Vietnamese law or governmental order or regulation.

ARTICLE 3
REPRESENTATIONS AND COVENANTS OF SELLER AND PURCHASER

3.1           The Seller hereby represents and warrants that:

 (a)           Issuance, Sale and Delivery of the Shares. The Shares, when issued, delivered and paid for in the manner set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.  Any preemptive rights or other rights to purchase with respect to the issuance and sale of the Shares by the Seller have been waived by such holders. Except for the stockholder approval, no further approval or authority of the stockholders of the Seller or the Board of Directors of the Seller will be required for the issuance and sale of the Shares to be sold by the Seller as contemplated herein.

(b)           Due Execution, Delivery and Performance of this Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.The execution, delivery and performance by the Seller of this Agreement have been duly authorized by all necessary corporate action on behalf of the Seller.  This Agreement has been duly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with the terms hereby, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)           No Conflicts.  Neither of the execution and delivery by the Seller nor the compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Seller, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Seller is a party or by which the Seller or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Seller is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of the Seller and its subsidiaries, taken as a whole.

(d)           No Further Consent.  No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Seller in connection with the execution and delivery of this Agreement or the compliance by the Seller with any of the provisions hereof.

3.2           The Purchaser represents and warrants to the Seller as follows:

(a)           Due Execution, Delivery and Performance of this Agreement.  The Purchaser has full corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Purchaser of this Agreement have been duly authorized by all necessary corporate action on behalf of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with the terms hereby, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           No Conflicts.  Neither of the execution and delivery by the Purchaser nor the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of the Purchaser and its subsidiaries, taken as a whole.

(c)           No Further Consent.  No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the compliance by the Purchaser with any of the provisions hereof.

(d)           Lockup Agreement.                                           The Purchaser hereby agrees that for a period of five years after the purchase of the Shares, the Purchaser will not offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, the Shares purchased pursuant to this Agreement.  The Purchaser shall obtain a similar representation and covenant from any assignee permitted pursuant to Article 4 before any assignment is valid.

ARTICLE 4
ASSIGNMENT

This Agreement and the rights of the Purchaser hereunder may not be assigned by the Purchaser without the prior written consent of the Seller, except such consent shall not be required in cases of assignments to subsidiaries, affiliates and related parties of the Purchaser, provided that such assignee agrees to be bound by the terms of this Agreement by executing and delivering to the Seller an assignment and assumption agreement in the form prescribed by the Seller.

ARTICLE 5
MISCELLANEOUS

5.1           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

5.2           Notices.  Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested.

5.3           Waiver and Amendment.  Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof.  The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party’s right at a later time to enforce the same.  No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.  No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

5.4           Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

5.5           Choice of Law.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the Socialist Republic of Vietnam including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

5.6           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

5.7         Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.

CAVICO CORP.		CAVICO MINING AND CONSTRUCTION JSC

/s/ Ha Quang Bui		/s/ Son Dinh Pham
By:	Ha Quang Bui	By:	Son Dinh Pham
Title:	Chief Executive Officer	Title:	President

CAVICO VIETNAM COMPANY LIMITED

/s/ Thanh Vu Tran
By:	Thanh Vu Tran
Title:	President